EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
David Almeida
Chief Financial Officer
Axsys Technologies, Inc.
(860) 257-0200
www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES AN INCREASE IN GUIDANCE FOR 2004 AND A STOCK DIVIDEND

ROCKY HILL, CONN. – June 1, 2004 – Axsys Technologies, Inc. (NASDAQ: AXYS), a fully integrated supplier of precision optical assemblies and components used in a variety of high performance commercial, aerospace and defense applications, announced that it is increasing its 2004 financial guidance. On April 8, 2004, in conjunction with the announcement of the acquisition of Telic, Axsys projected 2004 revenue growth of 11% to 14% and operating income growth of 48% to 54%. Since then, business has continued to be strong across all of our business segments. Backlog has increased 15% in the first five months of the year to $78.9 million as of May 29, 2004. Based on continued positive trends, Axsys is now anticipating full year revenue growth of 15% to 16% and operating income growth of 55% to 60% as compared to the prior year.

Today, Axsys Technologies has also announced that its Board of Directors has declared a three-for-two stock split in the form of a 50% stock dividend payable on June 30, 2004 to stockholders of record on June 15, 2004. Stockholders will receive a dividend of one additional share of Axsys Technologies, Inc. $0.01 par value common stock for every two shares owned on the record date. Any fractional shares that are created by the stock dividend will be converted to cash based on the closing price of the Company’s stock on the record date. As a result of the stock dividend, the number of outstanding shares of common stock will be increased from 4,663,109 to approximately 6,994,664 and earnings per share will be retroactively restated for all previous periods.

Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys, commented: “Although it is still early, our acquisition of Telic, with their broad infrared capabilities, is meeting our expectations as we continue to focus the business on building and broadening our optics capabilities. We are confident in our ability to execute our business strategy and we believe this stock split is in the best interest of our stockholders. We are committed to attracting additional investors and believe that this stock split should enhance the liquidity of our stock and make it more accessible to a broader range of investors.”

Axsys Technologies Inc. is a fully integrated supplier of precision optical assemblies and components used in a variety of high performance commercial and aerospace/defense applications. For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the

Securities and Exchange Commission, including without limitation: the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers, a reversal or slowdown of the modest economic recovery presently being experienced in the United States, Axsys’ inability to achieve synergies in connection with the acquisition, the incurrence of unexpected costs in connection with the acquisition and other contingencies and risks relating to the integration of Telic’s operations and business.